TWELFTH AMENDMENT TO LEASE

THIS TWELFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of January 11, 2017, by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
R E C I T A L S
A.Landlord and Tenant entered into that certain Office Lease dated as of July 23, 2009 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 13, 2010 (the “First Amendment”), that certain Second Amendment to Lease dated June 16, 2010 (the “Second Amendment”), that certain Third Amendment to Lease dated as of December 15, 2010 (the “Third Amendment”), that certain Fourth Amendment to Lease dated March 10, 2011 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated July 1, 2011 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated September 27, 2011 (the “Sixth Amendment”), that certain Seventh Amendment to Lease dated as of July 12, 2012 (the “Seventh Amendment”), that certain Eighth Amendment to Lease dated as of February 1, 2013 (the “Eighth Amendment”), that certain Ninth Amendment to Lease dated as of June 28, 2013 (the “Ninth Amendment”), that certain Tenth Amendment to Lease dated as of October 3, 2014 (the “Tenth Amendment”), and that certain Eleventh Amendment to Lease dated as of June 22, 2015 (the “Eleventh Amendment”, and together with the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment, Seventh Amendment, Eighth Amendment, Ninth Amendment, and Tenth Amendment, collectively, the “Lease”), pursuant to which Tenant leases certain premises (the “Existing Premises”) consisting of a total of 183,783 rentable square feet, including 108,126 rentable square feet on the seventh (7th), eighth (8th), tenth (10th), fifteenth (15th) and sixteenth (16th) floors of the building located 2101 Webster Street, Oakland, California (the “2101 Webster Building”), and 75,657 rentable square feet on the fourth (4th), sixth (6th) and seventh (7th) floors of the building located at 2100 Franklin Street, Oakland, California (the “2100 Franklin Building”, and together with the “2101 Webster Building” the “Buildings”), which are both part of the office project known as “Center 21” comprised of (i) the Buildings, (ii) a subterranean parking garage underneath the Buildings, and (iii) a multi-story parking structure located at 2353 Webster Street (collectively, the “Project”).
B.    Tenant intends to expand the Premises to include a portion of the ground floor of the 2100 Franklin Building known as Suite 120, and consisting of 1,092 rentable square feet, as shown on Exhibit A attached hereto (the “Ground Floor Space”).
C.    Landlord has agreed to the foregoing expansion, subject to the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):

A G R E E M E N T
1.Incorporation of Recitals. Recitals A through C above are incorporated herein by reference.
2.The Ground Floor Space. Commencing upon delivery of the Ground Floor Space to Tenant (the “Ground Floor Commencement Date”), which date is anticipated to be on or about January 1, 2017, and continuing until the Second Extended Termination Date (as that term is defined in the Tenth Amendment (September 30, 2020)) (the “Ground Floor Space Term”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Ground Floor Space in addition to the Existing Premises. Following the Ground Floor Commencement Date, all references in the Lease to the Premises shall refer to the Existing Premises and the Ground Floor Space, and the Premises shall consist of a total of approximately 184,875 rentable square feet.
3.Monthly Base Rent for the Ground Floor Space. Commencing on that date which is ninety (90) days after the Ground Floor Commencement Date (the “Ground Floor Rent Commencement Date”), Tenant shall pay Base Rent for the Ground Floor Space in the amount of $2,184.00 per month (based on $2.00 per rentable square foot per month). Thereafter, on each anniversary of the Ground Floor Rent Commencement Date, Base Rent for the Ground Floor Space shall be increased annually by 3% per annum throughout the Second Extended Termination Date.
4.Base Year; Tenant’s Proportionate Share for the Ground Floor Space. Tenant shall pay Tenant’s Proportionate Share of increases of Operating Costs over the calendar year 2017, which is 0.5% (as to the Ground Floor Space only).
5.Condition of the Ground Floor Space. Tenant shall have the right to improve the Ground Floor Space in accordance with the terms and conditions of the Work Letter attached to the Eleventh Amendment. Except as set forth herein, Tenant hereby agrees to accept the Ground Floor Space in its "as-is, where is" condition (but with all Building systems therein in good working order) and Tenant acknowledges that Landlord has no obligation to improve the Ground Floor Space nor has Landlord made any representation or warranty regarding the condition of the Ground Floor Space (other than regarding having the Building systems in good working order).
6.Parking. Effective as of the Ground Floor Commencement Date and continuing throughout the Second Extended Termination Date, Tenant shall have the right to rent one (1) additional unreserved parking pass in the Parking Structure at 2353 Webster. Tenant's rental and use of such additional parking pass shall be in accordance with, and subject to, all provisions of the Lease including, without limitation, any increases in payment of the monthly parking rates as specified therein. Bicycle parking is available on the first deck of the 2353 Webster Parking Structure at no cost to Tenant. The parties acknowledge that Landlord currently operates a courtesy shuttle on non-holiday business days between the Parking Structure and the Building, and between the Building and the 19th Street BART Station between 3:30 p.m. and 8:30 p.m. Tenant should direct any questions regarding such shuttle to the Buildings manager.
7.Option to Extend. The renewal option in Section 11 of the Tenth Amendment shall apply to the entire Premises (as herein expanded).

8.Signage. At no cost to Tenant, Landlord shall provide Buildings standard signage for the Ground Floor Space. Subject to Landlord’s prior reasonable approval as to the design of the sign, at Tenant’s sole cost, Tenant may place its standard corporate signage, with corporate logo, at the Premises double door entry and in the elevator lobby on any full floor that it occupies.
9.Security Deposit. Tenant is not required to provide any additional Security Deposit (as defined in the Lease) in connection with the Ground Floor Space.
10.Authority.
(a)    Landlord hereby covenants, represents and warrants to Tenant that: (i) no third party consents or approvals are required, or Landlord has obtained all required consents or approvals (and such consents or approvals have been attached to this Amendment), in order for Landlord to enter into this Amendment; (ii) the execution, delivery and full performance of this Amendment by Landlord does not and shall not constitute a violation of any contract, agreement, mortgage, undertaking, judgment, law, decree, governmental or court or other restriction of any kind to which Landlord is a party or by which Landlord may be bound; (iii) Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Amendment, to perform its obligations under this Amendment in accordance with its terms, and to transact business in the state in which the Premises are located; (iv) this Amendment does not violate the provisions of any instrument heretofore executed by and/or binding on Landlord, or affecting or encumbering the Premises.
(b)    Tenant hereby covenants, represents and warrants to Landlord that: (i) no third party consents or approvals are required, or Tenant has obtained all required consents or approvals (and such consents or approvals have been attached to this Amendment), in order for Tenant to enter into this Amendment; (ii) the execution, delivery and full performance of this Amendment by Tenant does not and shall not constitute a violation of any contract, agreement, mortgage, undertaking, judgment, law, decree, governmental or court or other restriction of any kind to which Tenant is a party or by which Tenant may be bound; (iii) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization and has full power and authority to enter into this Amendment, to perform its obligations under this Amendment in accordance with its terms, and to transact business in the state in which the Premises are located; (iv) this Amendment does not violate the provisions of any instrument heretofore executed by and/or binding on Tenant.
11.Brokers. Landlord and Tenant each warrant and represent to the other that other than CBRE and Colliers International (“Brokers”), it has not employed or dealt with any real estate broker or finder in connection with this Amendment, and that it knows of no real estate broker, agent or finder who is or might be entitled to a commission or fee in connection with this Amendment. Landlord and Tenant each agree to indemnify, defend and hold the other harmless from and against any and all claims demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than Brokers occurring by, through, or under the indemnifying party in connection with this Amendment.

12.OFAC Compliance. Tenant hereby warrants and represents that: (a) neither Tenant nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control (“OFAC”); Tenant is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Tenant under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (b) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws; (c) neither Tenant, nor any person controlling, controlled by, or under common control with, Tenant, nor any person having a beneficial interest in Tenant, nor any person for whom Tenant is acting as agent or nominee, nor any person providing funds to Tenant in connection with this Lease (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (iv) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (v) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (vi) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (vii) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (viii) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. For purposes of this representation, the term “Anti-Money Laundering Laws” shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957. Tenant has reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties.

13.Non-Discrimination. Neither Tenant nor any of its affiliates, employees, contractors, subcontractors, or agents shall unlawfully discriminate against any employee or applicant for employment because of race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex. Tenant and its affiliates, employees, contractors, subcontractors, and agents shall (i) assure that the evaluation and treatment of their employees and applicants for employment are free of such discrimination, (ii) take affirmative action to ensure that applicants are employed, and that employees are treated during employment without regard to, race, religion, color, national origin, ancestry, physical handicap, medical condition, marital status, age (over 40) or sex (including, but not limited to, during the activities of: upgrading, demotion, or transfer; recruitment or recruitment advertising, layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship), (iii) comply with the provisions of the California Fair Employment and Housing Act (Section 12900 et seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Division 4, Chapter 1, Section 7285.0 et seq.), but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable law, (iv) give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement, (v) conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated thereunder, but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable law, and (vi) post in conspicuous places, available to employees and applicants for employment, notices setting forth their respective policies regarding non-discrimination.
14.REIT Representations. Tenant understands that, in the event Landlord or any of its direct or indirect members or partners or any successor to any of the above needs to qualify as a real estate investment trust, the following requirements (the “REIT Requirements”) must be satisfied:
a.Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the average of the fair market values of the items of personal property that are leased to Tenant under this Lease at the beginning and at the end of any Lease Year shall not exceed fifteen percent (15%) of the average of the aggregate fair market values of the leased property at the beginning and at the end of such Lease Year (the “Personal Property Limitation”). If Landlord reasonably anticipates that the Personal Property Limitation will be exceeded with respect to the leased property for any Lease Year, Landlord shall notify Tenant, and Tenant either (i) shall purchase at fair market value any personal property anticipated to be in excess of the Personal Property Limitation (“Excess Personal Property”) either from Landlord or a third party or (ii) shall lease the Excess Personal Property from third party. In either case, Tenant’s Rent obligation shall be equitably adjusted.
b.Sublet Rents. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublet the Premises on any basis such that the rent or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the proposed sublessee, or (ii) any other formula such that any portion of the Rent would fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision hereto.
c.REIT Requirements. Tenant agrees to cooperate in good faith with Landlord to ensure that the terms of this section are satisfied. Tenant agrees upon request by Landlord to take reasonable action necessary to ensure compliance with all REIT Requirements and to ensure that Rent, at all times qualifies as “rents from real property” with the meaning of Section 856(d) of the Internal Revenue Code. If Tenant becomes aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify Landlord of such noncompliance.
15.Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.
16.Counterparts. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.
17.Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.
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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.
“Tenant”:

PANDORA MEDIA, INC.,
a Delaware corporation

By:	/s/ Michael Herring
Name:	Michael Herring
Its:	President & CFO

“Landlord”:

CIM/OAKLAND CENTER 21, LP,
a Delaware limited partnership

By:	CIM Management, Inc., a California corporation
Its property manager

By:	/s/ Terry Wachsner
Terry Wachsner, Vice President